EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
HNI Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-206549, No. 333-190646, No. 333-168761, No. 333-168760, No. 333-168758, No. 333-31366, No. 333-91682, No. 333-142717, No. 333-142742, and No. 333-159935) on Form S-8 and (No.333-15927) on Form S-3 of HNI Corporation of our report dated February 29, 2016, with respect to the consolidated balance sheet of HNI Corporation as of January 2, 2016, and the related consolidated statements of comprehensive income, equity and cash flows for the year-ended January 2, 2016, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of January 2, 2016, which report appears in the January 2, 2016 annual report on Form 10‑K of HNI Corporation.
/s/ KPMG LLP
Chicago, Illinois
February 29, 2016